Exhibit 99.1

Press Release

IBM Completes Acquisition of HashiCorp, Creates Comprehensive, End-to-End Hybrid Cloud Platform

HashiCorp’s capabilities drive significant synergies across multiple strategic growth areas for IBM, including Red Hat, watsonx, data security, IT automation and Consulting

ARMONK, N.Y., February 27, 2025 – IBM (NYSE: IBM) today announced it has completed its acquisition of HashiCorp, whose products automate and secure the infrastructure that underpins hybrid cloud applications and generative AI. Together the companies’ capabilities will help clients accelerate innovation, strengthen security, and get more value from the cloud.

Today nearly 75% of enterprises are using hybrid cloud,(1) including public clouds from hyperscalers and on-prem data centers, which can enable true innovation with a consistent approach to delivering and managing that infrastructure at scale. Enterprises are looking for ways to more efficiently manage and modernize cloud infrastructure and security tasks from initial planning and design, to ongoing maintenance. By 2028, it is projected that generative AI will lead to the creation of 1 billion new cloud-native applications.(2) Supporting this scale requires infrastructure automation far beyond the capacity of the workforce alone.

“Organizations globally are looking to deploy modern, hybrid cloud-ready apps, which require automated cloud infrastructure at significant scale,” said Rob Thomas, Senior Vice President, IBM Software and Chief Commercial Officer. “With this acquisition, IBM is committed to continuing to invest in and grow the HashiCorp capabilities, and together, with HashiCorp’s leading technology and extensive developer community, IBM’s global reach and R&D resources, our aim is to infuse HashiCorp technology in every data center.”

“HashiCorp has been helping the world’s largest enterprises succeed in hybrid and multi-cloud environments for over a decade. We’ve seen the cloud grow from its origins, and have participated first-hand in the change it has brought to the industry,” said Dave McJannet, CEO, HashiCorp. “With IBM’s history, global scale, and customer relationships, HashiCorp can now expand our reach to help our community of customers, practitioners, and partners automate, secure, and optimize their cloud infrastructure, providing an end-to-end platform for hybrid environments.”

“HashiCorp has been a pioneer in cloud infrastructure since the earliest days of public cloud. We’ve built a portfolio of products to help customers embrace a cloud native approach to Infrastructure and Security Lifecycle Management that has been embraced by hundreds of thousands of organizations around the world,” said Armon Dadgar, CTO and Co-founder of HashiCorp. “I’m excited for HashiCorp to join the IBM family, where there is clear alignment on the vision of enabling hybrid infrastructure for the world’s biggest enterprises. Together, we can continue to invest deeply in R&D innovation and enable the next generation of applications to be built and scaled.”

Product detail and availability

•

HashiCorp’s capabilities enable enterprises to use automation to deliver lifecycle management for infrastructure and security, providing a system of record for the critical workflows needed for hybrid and multi-cloud environments. HashiCorp Terraform is a leader for infrastructure provisioning in these environments. HashiCorp’s offerings help clients take a highly interoperable approach to multi-cloud management, and complement IBM’s commitment to industry collaboration (including deep and expanding partnerships with hyperscale cloud service providers), developer and open source communities for hybrid cloud and AI innovation.

•	Its Terraform and Vault offerings, along with the broader HashiCorp product portfolio, are available now from IBM’s automation software portfolio.

•

HashiCorp will drive significant synergies for IBM, including across multiple strategic growth areas like Red Hat, watsonx, data security, IT automation and Consulting. For example, Terraform and the Red Hat Ansible Automation Platform provide a powerful combination, with Terraform automating the foundational infrastructure creation across multiple cloud providers, and Ansible automating application configurations and middleware deployments on top of that infrastructure.

•

In addition, HashiCorp Vault combined with Red Hat OpenShift provide robust secrets management and security capabilities across hybrid cloud environments, and Terraform can enable the building and deployment of IBM Z applications in hybrid cloud environments.

Builds on IBM’s Portfolio of AI-driven IT Automation Capabilities

The HashiCorp acquisition continues IBM’s broad investments in automation software to help organizations optimize their IT spending and lower costs. This includes AI-powered software for application management insights across clients’ portfolios to identify, predict, and suggest fixes for problems; software for full IT stack observability and to optimize application performance at the lowest cost; application resource management tools that efficiently scale operations and reduce cloud expense; financial management solutions that drive real-time insight into IT spending decisions across the enterprise; and software to integrate thousands of applications and data across hybrid cloud environments.

The closing of IBM’s acquisition of HashiCorp includes all of the issued and outstanding common shares of HashiCorp for $35 per share in cash, representing an enterprise value of $6.4 billion.

For more information about today’s news, please visit https://www.ibm.com/products/hashicorp and visit https://www.hashicorp.com/en/blog/hashicorp-officially-joins-the-ibm-family to read more from HashiCorp co-founder and CTO Armon Dadgar.

###

Sources:

•	[1] Flexera: “2024 State of Cloud Report.”
•	2 IDC: Gary Chen, Jim Mercer. “1 Billion New Logical Applications: More Background.”

About IBM:

IBM is a leading provider of global hybrid cloud and AI, and consulting expertise. We help clients in more than 175 countries capitalize on insights from their data, streamline business processes, reduce costs and gain the competitive edge in their industries. Thousands of government and corporate entities in critical infrastructure areas such as financial services, telecommunications and healthcare rely on IBM’s hybrid cloud platform and Red Hat OpenShift to affect their digital transformations quickly, efficiently and securely. IBM’s breakthrough innovations in AI, quantum computing, industry-specific cloud solutions and consulting deliver open and flexible options to our clients. All of this is backed by IBM’s legendary commitment to trust, transparency, responsibility, inclusivity and service. Visit www.ibm.com for more information.